                                                                                                    -----------------------------
                                                                                                            OMB APPROVAL
                                           SECURITIES AND EXCHANGE COMMISSION                       -----------------------------
                                                Washington, D.C. 20549                              OMB Number:
                                                                                                    Expires:
                                                                                                    Estimated average burden
                                                      FORM 12b-25                                   hours per response ..... 2.50
                                                                                                    -----------------------------
                                                                                                    -----------------------------
                                             NOTIFICATION OF LATE FILING                               COMMISSION FILE NUMBER

                                                                                                                0-3722
(Check One):  |_| Form 10-K |_| Form 20-F |X| Form 11-K |_| Form 10-Q |_| Form N-SAR                -----------------------------
                                                                                                    -----------------------------
                                                                                                             CUSIP NUMBER

     For Period Ended:    December 31, 1997                                                         -----------------------------

     [ ] Transition  Report on Form 10-K
     [ ] Transition  Report on Form 20-F
     [ ] Transition  Report  on Form  11-K
     [ ] Transition  Report  on Form 10-Q
     [ ] Transition Report on Form N-SAR

     For the Transition Period Ended:

------------------------------------------------------------------------------------------------------------------------------------
Read Instruction (on back page) Before Preparing Form. Please Print or Type.

Nothing  in  this  form  shall  be  construed  to imply  that the Commission has verified any information contained herein.
------------------------------------------------------------------------------------------------------------------------------------

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

------------------------------------------------------------------------------------------------------------------------------------

PART I -- REGISTRANT INFORMATION

ATLANTIC AMERICAN CORPORATION
------------------------------------------------------------------------------------------------------------------------------------
Full Name of Registrant

------------------------------------------------------------------------------------------------------------------------------------
Former Name if Applicable

4370 PEACHTREE ROAD, NE
------------------------------------------------------------------------------------------------------------------------------------
Address of Principal Executive Office (Street and Number)

ATLANTA, GA  30319
------------------------------------------------------------------------------------------------------------------------------------
City, State and Zip Code

PART II -- RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

  |X|   | (a) The reasons  described in  reasonable  detail in Part III of this form could not be  eliminated  without  unreasonable
        |     effort or expense;
        |
  |X|   | (b) The subject annual report,  semi-annual report,  transition report
        on Form 10-K, Form 20-F,  Form 11-K,  Form N-SAR, | or portion  thereof,
        will be filed on or before the  fifteenth  calendar  day  following  the
        prescribed  due date;  or the | subject  quarterly  report or transition
        report on Form 10-Q,  or portion  thereof will be filed on or before the
        fifth | calendar day following the prescribed due date; and |
  |_| | (c)  The  accountant's  statement  or  other  exhibit  required  by Rule
12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 20-F 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed.)

Due to a delay in the Registrant's receipt of certain required financial information from the Plan's trustee, the financial statements for the Atlantic
American Corporation 401(k) Retirement Savings Plan (the "Plan") for the fiscal year ended December 31, 1997 are not complete.


PART IV--OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     Edward L. Rand, Jr.                                        404                              266-5535
    --------------------------------------------  -------------------------------  -------------------------------------------------
                  (Name)                                    (Area Code)                             (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). |X| Yes |_| No

    --------------------------------------------------------------------------------------------------------------------------------

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
    |_| Yes |X| No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


====================================================================================================================================

                          ATLANTIC AMERICAN CORPORATION
              ----------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:     June 30, 1998                                                    By:    /s/
     ------------------------                                                   ----------------------------------------
                                                                                Edward L. Rand, Jr.
                                                                                Vice President & Treasurer


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative
(other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

----------------------------------------------------------- ATTENTION --------------------------------------------------------------
             Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).
------------------------------------------------------------------------------------------------------------------------------------


                              GENERAL INSTRUCTIONS

1. This form is required by Rule 12b-25 of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange
    Commission,  Washington,  D.C.  20549,  in  accordance  with Rule 0-3 of the
    General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications must also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.

5. ELECTRONIC FILERS. This form shall not be used by electronic filers unable to timely file a report solely due to electronic difficulties. Filers unable to submit a report within the time period prescribed due to difficulties in electronic filing should comply with either Rule 201 or Rule 202 of Regulation S-T or apply for an adjustment in filing date pursuant to Rule
    13(b) of Regulation S-T.

